Exhibit 99.2

For Immediate Release

September 23, 2019

KISSES FROM ITALY’S APPLICATION TO TRADE ITS COMMON STOCK

IS APPROVED

Company in Process of Applying to Trade on OTCQB

MIAMI, FLORIDA, September 23, 2019 (GLOBE NEWSWIRE) – Kisses from Italy Inc. (OTC Pink Sheets “KITL”), a U.S. based fast-casual Italian restaurant operator and franchisor, today announced that its application to trade its Common Stock was approved by FINRA. The Common Stock now trades on the OTC Pink Sheets under the symbol "KITL." The Company will immediately submit its formal application to uplist to the OTCQB platform. While there are no assurances, management of the Company believes it meets the requisite criteria for this uplisting.

The OTCQB is a venture market operated by OTC Markets Group and established for early-stage and developing U.S. and international companies. To be eligible, companies must be current in their reporting and undergo an annual verification and management certification process.

About Kisses from Italy, Inc.

KISSES FROM ITALY is a U.S. based restaurant chain focused on fast-casual dining with traditional Italian panini, homemade lasagna, salads, panzerotti Di Bari, coffee and dessert offerings. The Company currently operates three corporate owned stores. It successfully commenced operations in May 2015 with the opening of its flagship location in Ft. Lauderdale at 3146 NE 9th St. This was followed by three additional sites across the greater Ft. Lauderdale/Pompano Beach area. The Company recently announced that its inaugural European location in Ceglie del Campo, Bari, Italy is set to open in early October.

Safe Harbor Statement

This press release may contain forward looking statements which are based on current expectations, forecasts, and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected, including statements related to the amount and timing of expected revenues and any payment of dividends on our common and preferred stock, statements related to our financial performance, expected income, distributions, and future growth for upcoming quarterly and annual periods. These risks and uncertainties are further defined in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC).  Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in our filings with the Securities and Exchange Commission. Among other matters, Cannapharmarx, Inc. may not be able to sustain growth or achieve profitability based upon many factors including, but not limited to, general stock market conditions. Reference is hereby made to cautionary statements set forth in the company’s most recent SEC filings. We have incurred and will continue to incur significant expenses in our expansion of our existing and new service lines, noting there is no assurance that we will generate enough revenues to offset those costs in both the near and long term.  Additional service offerings may expose us to additional legal and regulatory costs and unknown exposure(s) based upon the various geopolitical locations where we will be providing services, the impact of which cannot be predicted at this time.

Contact Information:

Attention: Michele Di Turi via info@kissesfromitaly.com

Telephone: 305-423-7129